Exhibit 99.1

Ping Identity to be Acquired by Thoma Bravo for $2.8 Billion

Ping Identity shareholders to receive $28.50 per share in cash

Ping Identity to become a privately held company upon completion of the transaction

Denver – August 3, 2022 – Ping Identity (NYSE: PING), provider of the Intelligent Identity solution for the enterprise, today announced that it has entered into a definitive agreement to be acquired by Thoma Bravo, a leading software investment firm, for $28.50 per share in an all-cash transaction valued at an Enterprise Value of approximately $2.8 billion. The offer represents a premium of approximately 63% over Ping Identity’s closing share price on August 2, 2022, the last full trading day prior to the transaction announcement, and a premium of 52% over the volume weighted average price of Ping Identity stock for the 60 days ending August 2, 2022.

“This compelling transaction is a testament to Ping Identity’s leading enterprise identity solutions, our talented team, and our outstanding customers and partners,” said Andre Durand, Ping Identity’s Chief Executive Officer. “Identity security and frictionless user experiences have become essential in the digital-first economy and Ping Identity is better positioned than ever to capitalize on the growing demand from modern enterprises for robust security solutions. We are pleased to partner with Thoma Bravo, which has a strong track record of investing in high-growth cloud software security businesses and supporting companies with initiatives to turbocharge innovation and open new markets.”

“A tectonic shift is occurring in intelligent identity solutions for the enterprise,” said Seth Boro, a Managing Partner at Thoma Bravo. “Ping Identity’s unique capabilities and strong position in enterprise identity security make it a great platform to deliver customer outcomes, expand into new use cases and support digital transformations. We are highly impressed with the talented Ping Identity team and look forward to working collaboratively in the years to come.”

“Ping Identity is a leader in intelligent identity solutions for the enterprise and is well-positioned to capitalize on the significant opportunities in the $50 billion Enterprise Identity security solutions area,” said Chip Virnig, a Partner at Thoma Bravo. “Our shared commitment to growth and innovation, combined with Thoma Bravo’s significant security software investing and operational expertise, will enable Ping Identity to accelerate its cloud transformation and delivery of industry leading identity security experiences for the customers, employees and partners of large enterprises worldwide.”

Transaction Details

The transaction, which was unanimously approved by the Ping Identity Board of Directors, is expected to close in the fourth quarter of 2022, subject to customary closing conditions, including approval by Ping Identity shareholders and regulatory approvals. Closing of the transaction is not subject to any financing contingency. Upon completion of the transaction, Ping Identity’s common stock will no longer be listed on the New York Stock Exchange and Ping Identity will become a privately held company. The Company will remain headquartered in Denver, Colorado.

Vista Equity Partners, which owns approximately 9.7% of Ping Identity’s outstanding shares, has agreed to vote its shares in favor of the transaction.

“This transaction is a great outcome, and one we firmly believe maximizes value for all stakeholders,” said Michael Fosnaugh, Co-Head of Vista’s Flagship Fund and Senior Managing Director, and Ping Identity’s Chairman of the Board. “We wish Andre and the entire Ping Identity team continued success and thank them for their commitment and partnership over the last six years.”

Second Quarter 2022 Financial Results

In a separate press release, Ping Identity today announced financial results for its second quarter 2022. The press release is also available on the Investor Relations section of the Company’s website. In light of the announced transaction with Thoma Bravo, Ping Identity has cancelled its earnings conference call as previously scheduled for August 3, 2022.

Advisors

Goldman Sachs & Co. LLC is acting as exclusive financial advisor and Kirkland & Ellis LLP served as legal advisor to Ping Identity. Goodwin Procter LLP is serving as legal counsel to Thoma Bravo.

About Ping Identity

At Ping Identity, we believe in making digital experiences both secure and seamless for all users, without compromise. That’s digital freedom. We let enterprises combine our best-in-class identity solutions with third-party services they already use to remove passwords, prevent fraud, support Zero Trust, or anything in between. This can be accomplished through a simple drag-and-drop canvas. That’s why more than half of the Fortune 100 choose Ping Identity to protect digital interactions from their users while making experiences frictionless. Learn more at www.pingidentity.com.

About Thoma Bravo

Thoma Bravo is one of the largest private equity firms in the world, with more than $114 billion in assets under management as of March 31, 2022. The firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging the firm’s deep sector expertise and proven strategic and operational capabilities, Thoma Bravo collaborates with its portfolio companies to implement operating best practices, drive growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings. Over the past 20 years, the firm has acquired or invested in more than 380 companies representing over $190 billion in enterprise value. The firm has offices in Chicago, Miami and San Francisco. For more information, visit www.thomabravo.com.

About Vista Equity Partners

Vista is a leading global investment firm with $96 billion in assets under management as of March 31, 2022. The firm exclusively invests in enterprise software, data and technology-enabled organizations across private equity, permanent capital, credit and public equity strategies, bringing an approach that prioritizes creating enduring market value for the benefit of its global ecosystem of investors, companies, customers and employees. Vista's investments are anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions and proven, flexible management techniques that drive sustainable growth. Vista believes the transformative power of technology is the key to an even better future – a healthier planet, a smarter economy, a diverse and inclusive community and a broader path to prosperity. Further information is available at vistaequitypartners.com. Follow Vista on LinkedIn, @Vista Equity Partners, and on Twitter, @Vista_Equity.

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Forward-Looking Statements

This communication contains and the Ping Identity Holding Corp.’s (the “Company”) other filings and press releases may contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, the Company. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed merger (the “Merger”), including the receipt of certain regulatory approvals; (iii) the failure to obtain stockholder approval; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement with Project Polaris Holdings, LP (“Parent”) and Project Polaris Merger Sub, Inc. (the “Merger Agreement”), including in circumstances requiring the Company to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (vi) risks that the proposed transaction disrupts the Company’s current plans and operations; (vii) the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business, in light of the proposed transaction; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) unexpected costs, charges or expenses resulting from the proposed Merger; (x) potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xi) continued availability of capital and financing and rating agency actions; (xii) certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors; (xiv) the impact of adverse general and industry-specific economic and market conditions, including any impact from ongoing conflict in Ukraine and Russia, and reductions in IT and identity spending; (xv) uncertainty as to timing of completion of the proposed Merger; and (xvi) other risks described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2022, the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 4, 2022, and subsequent filings. While the list of risks and uncertainties presented here is, and the discussion of risks and uncertainties to be presented in the information statement will be, considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the Merger and/or the Company’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the pending Merger involving the Company and Parent. The Company will file with the SEC a proxy statement on Schedule 14A relating to its special meeting of stockholders and may file or furnish other documents with the SEC regarding the pending Merger. When completed, a definitive proxy statement will be mailed to the Company’s stockholders. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT REGARDING THE PENDING MERGER AND ANY OTHER RELEVANT DOCUMENTS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PENDING MERGER.

The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to the Company’s stockholders. The Company’s stockholders may obtain free copies of the documents the Company files with the SEC from the SEC’s website at www.sec.gov or through the Investors portion of the Company’s website at investor.pingidentity.com under the link “Financials” and then under the link “SEC Filings” or by contacting the Company’s Investor Relations by e-mail at investor@pingidentity.com.

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Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the pending Merger. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s 2022 annual proxy statement filed with the SEC on March 21, 2022, and in the related amendment filed on April 20, 2022. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in the proxy statement for the Company’s special meeting of stockholders and other relevant materials to be filed with the SEC in respect of the proposed Merger when they become available. These documents can be obtained free of charge from the sources indicated above.

Contacts

For Ping Identity

Investor Relations Contact:

David Banks

Tel: 303.396.6200

investor@pingidentity.com

Media Contact:

Megan Johnson

Tel: 757.635.2807

press@pingidentity.com

For Thoma Bravo

FGS Global

Liz Micci / Abigail Farr

Liz.Micci@fgsglobal.com / Abigail.farr@fgsglobal.com

For Vista Equity Partners

Brian W. Steel

Vista Equity Partners

media@vistaequitypartners.com

512-730-2400

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